Exhibit (a)(1)(J)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE

NOTICE OF WITHDRAWAL UNDER THE EXCHANGE OFFER

Date:
To:
From:	Zhone Technologies, Inc.
Re:	Rejected Notice of Withdrawal Under Option Exchange Program

Unfortunately, your Notice of Withdrawal regarding our exchange offer was either inaccurate, incomplete or improperly signed, and was not accepted for the following reason(s):

If you wish to withdraw your previously delivered Election Form, please complete and sign the attached Notice of Withdrawal and deliver it to Zhone so that it is received before the Expiration Date, which we expect will be at 5:00 p.m., Pacific Time, on November 17, 2008 (or a later Expiration Date if we extend the offer), using one of the following means:

By Mail or Courier:

Zhone Technologies, Inc.

Attention: Laura Larsen

7001 Oakport Street

Oakland, California 94621

By Facsimile:

Zhone Technologies, Inc.

Attention: Laura Larsen

Facsimile: (510) 777-7359

By Hand or Interoffice Mail:

Attention: Laura Larsen

By E-mail:

LLarsen@zhone.com

Please ensure that you receive a confirmation of receipt from us after you submit your Notice of Withdrawal. If we do not receive a properly completed and signed Notice of Withdrawal from you before the expiration of the exchange offer, all of your Eligible Options will be cancelled for exchange under the exchange offer.

You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Notice of Withdrawal, or other documents relating to this exchange offer) to Laura Larsen, by hand or interoffice mail, by facsimile to (510) 777-7359, by mail or delivery to 7001 Oakport Street, Oakland, California 94621, by phone at (510) 777-7062, or by e-mail to LLarsen@zhone.com.